Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form F-1, as amended, of Lytus Technologies Holdings PTV. Ltd. (the “Company”) to be filed on or about May 9, 2023 of our report dated September 27, 2022, with respect to our audit of the Company’s consolidated financial statements as of March 31, 2022 and 2021 and for the years then ended. Our report includes explanatory paragraphs about the existence of substantial doubt about the Company’s ability to continue as a going concern.

We also consent to the reference to our Firm under the caption “Experts” in such Registration Statement.

/s/ Kreit & Chiu CPA LLP

Kreit & Chiu CPA LLP (formerly Paris, Kreit & Chiu CPA LLP)

New York, NY

May 9, 2023